EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-272396) and Form S-8 (Nos. 333-248441 and 333-260036) of our report dated April 9, 2026, with respect to the consolidated financial statements of Beam Global included in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ CBIZ CPAs P.C.

New York, NY

April 9, 2026